                                  EXHIBIT 10.4

                    AMENDMENT NO. 3 TO MASTER OPERATING LEASE

      This AMENDMENT NO. 3 TO MASTER OPERATING LEASE (this "AMENDMENT") is made as of August 1, 2005, by and between NHR/OP, L.P., a Delaware limited partnership ("LANDLORD") and National HealthCare Corporation ("TENANT"), under the following circumstances:

      WHEREAS, Landlord and Tenant are parties to that certain Master Operating Lease dated as of December 29, 1997, as amended by that certain Amendment No. 1 to Master Operating Lease effective as of January 1, 2000, and as amended by Amendment No. 2 to Master Operating Lease effective as of October 1, 2000 (as amended, the "MASTER LEASE"), whereby Landlord has leased to Tenant the "Properties Leased" (as defined in the Master Lease), which Properties Leased are described on Schedule A to the Master Lease (the "PREMISES"); and

      WHEREAS, pursuant to the Amendment No. 2, Tenant terminated the "Florida Leases" (as defined in the Amendment No. 2) but continued to guarantee the payment obligations under the Florida Leases and negotiate with new tenants on Landlord's behalf; and

      WHEREAS, Landlord and Tenant desire to enter into this Amendment in order to extend and modify certain terms of the Master Lease.

      NOW THEREFORE, in consideration of the premises and the agreements and covenants contained herein, Landlord and Tenant agree that the Master Lease is amended and modified as follows:

      1. Pursuant to Section 1.03 of the Master Lease, Tenant has elected to exercise its option to extend the Term of the Master Lease for two (2) additional periods of five (5) years each. Therefore, the Term is hereby extended for an additional period of ten (10) years and zero (0) months (the "EXTENDED TERM"), commencing January 1, 2008 (the "EXTENDED TERM COMMENCEMENT DATE") and expiring on December 31, 2017.

      2. In the event Tenant pays for or has previously paid for the addition of any beds (the "ADDITIONAL BEDS") at a "Leased Property" (as defined in the Master Lease), then an additional amount of rent shall be paid to Landlord (the "EXPANSION RENT"). The Expansion Rent shall be calculated as a monthly amount, which is one-twelfth (1/12) of 0.75% of the Cost paid by Tenant commencing on the later of: (a) the date of this Amendment, or (b) the date of licensure of the Additional Beds, and prorated on a daily basis for the first month owed and due on the first day of the month in advance thereafter. Revenues produced from any such addition shall be excluded from any percentage rent (the "REVENUE ESCALATOR") calculations contained in the Master Lease or in the Short-Form Operating Lease for that Leased Property. In the event the Master Lease or a Short-Form Operating Lease for such a Leased Property is terminated (except for the bankruptcy of Tenant), then Landlord shall purchase the Additional Beds at a purchase price equal to the lesser of: (i) the appraised value of the addition, or (ii) the Cost incurred by Tenant plus fifty percent (50%) of any appraised value increase over Cost. In such event, Tenant shall finance the purchase, by Landlord, over a two year period at the 30-day prime rate of interest as announced from time to time by The Wall Street Journal. No principal payments shall be due until the maturity of any such financing. For purposes of this Amendment, "Cost" shall mean the actual expenditures by Tenant on which Tenant shall pay Expansion Rent, but excluding furniture, fixtures and equipment. All furniture, fixtures and moveable equipment shall continue to be the property of Tenant. For purposes of this paragraph, the "appraised value" shall be determined by an MAI appraisal of the entire Leased Property then allocated to the Additional Beds on an average per square foot appraised value. Landlord acknowledges and agrees that it shall not unreasonably withhold its consent to any future expansion and/or the addition of any Additional Beds to any Leased Property in the future.

      3. Landlord and Tenant acknowledge and agree that Tenant plans to add Additional Beds to the Leased Properties described on Exhibit A attached hereto and Landlord agrees to the expansion of Additional Beds to such Leased Properties.

      4. In the event there are mandated staffing increases in the State of Florida, which are funded by the State, Medicaid revenue attributable to such staffing increases will be deleted from both the base year and any subsequent years' revenue for purposes of calculating the Revenue Escalator.

      5. Option to Renew Term. (a)Provided that no Event of Default has occurred under the Master Lease and provided that Tenant has not given Landlord a six (6) month notice of termination on or before the end of the Extended Term, Tenant shall be deemed to have extended the Term of this Master Lease for an additional ten (10) years subsequent to the Extended Term (the "SECOND EXTENDED TERM"). The Second Extended Term shall be on and subject to the same terms, covenants and conditions as herein contained, except for Base Rent, which shall be determined as hereinafter provided.

            (b) Annual Base Rent for the Second Extended Term shall be an amount equal to the "Fair Market Base Rental Rate", as determined by Landlord. Landlord shall notify Tenant in writing of its determination of Fair Market Base Rental Rate and the new proposed Base Rent at least ninety (90) days prior to the end of the Extended Term. If, within forty-five (45) days after Tenant's receipt of Landlord's notice and proposal, Tenant does not agree in writing to Landlord's proposal or a modified version thereof subsequently approved by Landlord in writing, Tenant by written notice to Landlord, may withdraw its exercise of the option for the Second Extended Term at any time prior to or within thirty (30) days after the expiration of such forty-five (45) day period, and this option shall be canceled and of no further force and effect. If Tenant does not withdraw its exercise of the option by the end of such thirty (30) day period, then the new Base Rent and provisions for periodic adjustment for the Second Extended Term shall be in accordance with the terms of Landlord's proposal as set forth in its notice to Tenant or, if applicable, any subsequent modified proposal approved in writing by both Landlord and Tenant.

      6. Landlord and Tenant acknowledge and agree that the remaining Short-Form Operating Leases have been assigned to various subsidiaries of Tenant pursuant to prior agreements.

      7. Except as amended by this Amendment, the Master Lease is not otherwise amended, and the Master Lease remains in full force and effect, as amended hereby. In the event of a conflict between the terms of this Amendment and the terms of the Master Lease, the terms of this Amendment shall control. Defined terms used in this Amendment not defined herein shall have the meaning set forth in the Master Lease.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

                                        LANDLORD:

                                        NHR/OP, L.P., A DELAWARE LIMITED
                                        PARTNERSHIP

                                        By: NHR/Delaware, Inc., its General
                                            Partner

                                        By: /s/ Robert G. Adams
                                            -----------------------------
                                            Robert G. Adams, President

                                        TENANT:

                                        NATIONAL HEALTHCARE CORPORATION, A
                                        DELAWARE CORPORATION

                                        By: /s/ R. Michael Ussery
                                            -----------------------------
                                            R. Michael Ussery,
                                            Senior Vice-President

                                    EXHIBIT A

                  Leased Properties To Receive Additional Beds

                             NHC HealthCare, Mauldin
                           NHC HealthCare, Garden City
                            NHC HealthCare, Parklane
                            NHC HealthCare, Farragut
                                   AdamsPlace